Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A Common Stock, par value $0.01 per share	Rule 457(a) (2)	27,000,000 (1)(3)	$63.25	$1,707,750,000	$110.20 per $1,000,000	$188,194.05
Equity	Class A Common Stock, par value $0.01 per share	Rule 457(a) (4)	10,000,000 (1)(5)	$60.09	$600,900,000	$110.20 per $1,000,000	$66,219.18
Total Offering Amounts					$2,308,650,000		$254,413.23
Total Fee Offsets							—
Net Fee Due							$254,413.23
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.01 per share (“Common Stock”) which become issuable under the Cognizant Technology Solutions 2023 Incentive Award Plan (the “2023 Plan”) or the Cognizant Technology Solutions 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of January 1, 2022, As Amended Effective June 6, 2023) (the “ESPP”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Registrant, which results in an increase in the number of the outstanding shares of Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sales prices of the Common Stock, as quoted on the Nasdaq Global Select Market on June 2, 2023.
(3)    Represents (i) 25,000,000 shares of Common Stock reserved for issuance under the 2023 Plan and (ii) 2,000,000 additional shares of Common Stock that may become available for issuance under the 2023 Plan in accordance with its terms as a result of awards granted under the Cognizant Technology Solutions 2017 Incentive Award Plan or the Cognizant Technology Solutions Corporation Amended and Restated 2009 Incentive Compensation Plan that expire, are forfeited, are converted to shares of another entity in connection with a spin-off or similar event, or are settled for cash (in whole or in part).
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, based upon a 5% discount from the average of the high and low sales prices of the Common Stock, as quoted on the Nasdaq Global Select Market on June 2, 2023, such discount representing the discount offered under the ESPP.
(5)    Represents 10,000,000 additional shares of Common Stock reserved for issuance under the ESPP.